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                                                                       Exhibit 5

                     AMERICAN FINANCIAL GROUP HOLDINGS, INC.

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       One East Fourth Street                   Cincinnati, Ohio  45202

                                  July 15, 1997

American Financial Group Holdings, Inc.
One East Fourth Street
Cincinnati, Ohio   45202

Dear Ladies and Gentlemen:

         I serve as Deputy General Counsel of the Corporation and am familiar with its Articles of Incorporation, Code of Regulations and corporate proceedings. On this basis, I have made an examination as to:

         1. The organization of American Financial Group Holdings, Inc.;

         2. The legal sufficiency of all corporate proceedings of the Corporation in connection with the authorization and issuance of all presently outstanding and issued Common stock of the Corporation; and

         3. The legal sufficiency of all corporate proceedings taken and scheduled to be taken in connection with the issuance of shares of Common Stock of the Corporation pursuant to an Agreement and Plan of Reorganization dated as of July 11, 1997 providing for a merger pursuant to which American Financial Group, Inc. will become a wholly-owned subsidiary of the Corporation and another Agreement and Plan of Merger dated as of July 11, 1997 providing for a merger pursuant to which American Financial Enterprises, Inc. would become a wholly-owned subsidiary of the Corporation, with Common Stock of the Corporation being issued in exchange for Common Stock of American Financial Group, Inc. and American Financial Enterprises, Inc. as provided in the aforesaid Agreements. The closing of such Agreements are dependent upon, among other things, approval by shareholders of American Financial Group, Inc., American Financial Enterprises, Inc. and the Corporation.

         Based upon our examination, I am of the opinion that:

         1. American Financial Group Holdings, Inc. is a duly organized and validly existing corporation under the laws of the State of Ohio;

         2. The Corporation has taken all necessary and required corporate actions in connection with the aforesaid Agreements and when the terms and conditions of those


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American Financial Group Holdings, Inc.
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July 15, 1997



Agreements are met, the shares of newly issued Common Stock of the Corporation will, when issued in accordance with the terms of those Agreements, be validly authorized, legally issued, fully paid and nonassessable shares of Common Stock of the Corporation free of any preemptive rights.

         I hereby consent to be named in a Registration Statement and the Prospectus part thereof to be filed on Form S-4 providing for the issuance of Common Stock of the Corporation pursuant to the terms of the Agreements as the attorney who will pass upon legal matters in connection with the issuance of that Common Stock and to the filing of this opinion as an exhibit to the Registration Statement and furthermore consent to references made to me in the Registration Statement.

                                                 Yours truly,


                                                 James C. Kennedy
                                                 Attorney-at-Law